Independent Auditors' Consent



To the Shareholders and Board of Directors of Greenwich Street California Municipal Fund Inc.:

We consent to the use of our report dated October 15, 1998, with respect to Greenwich Street California Municipal Fund Inc., incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" and "Experts" in the Prospectus.





	KPMG Peat Marwick LLP


New York, New York
November 16, 1998